L.B. Foster and Union Pacific Railroad agree to Multi-Year Contract Extension
Tucson Facility to Provide Prestressed Concrete Ties for UPRR Mainline Rail

PITTSBURGH, PA – December 12, 2012 - L.B. Foster Company (NASDAQ: FSTR) announced that it has agreed on a multi-year contract extension with the Union Pacific Railroad (UPRR) for the supply of prestressed concrete railroad ties from its Tucson, AZ facility.    The previous supply contract was set to expire on December 31, 2012.

The extension of this contract represents significant value for L.B. Foster Company and will help it to fund additional engineering and development of concrete tie design for the rail industry.  For many years, the CXT® brand has been recognized as a leader in this industry.  During 2012, CXT Concrete Ties was recognized as a finalist for Plant of the Year award by IndustryWeek.

L.B. Foster’s Tucson, AZ facility is dedicated to the production of concrete tie products.  The company has invested more than $15 million in production machinery and employs approximately 50 people at the plant which has been in operation since 2006.

The agreement to extend the Tucson Concrete Tie supply contract follows an agreement the two companies have reached on a path forward for handling warranty claims on concrete ties previously made at its Grand Island facility, which was closed in 2011.  L.B. Foster had been providing regular updates on its progress with UPRR regarding their claims.  The extension of the Tucson Concrete Tie supply contract was the last step in the current action plan to resolve the matter.

“We’re very pleased that the Union Pacific Railroad has decided to extend the Tucson contract with L.B. Foster.  As a leader in innovation and performance among rail companies, UPRR helps us to drive improvement throughout our organization on an on-going basis.  We believe L.B. Foster makes the best concrete ties in the industry today and will strive to demonstrate this for all of our customers,” said Robert Bauer, L.B. Foster President and CEO.

CXT operates the most advanced concrete rail tie manufacturing facilities in North America. The company maintains strategically located production plants in Spokane, Washington and Tucson, Arizona. Both facilities are ISO 9001:2008 certified and produce a complete product line of concrete ties for all rail applications.

About L.B. Foster Company
Established in 1902, L.B. Foster Company is a leading manufacturer, fabricator and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe.  More information is available at: http://www.lbfoster.com

CXT® is a registered trademark of L.B. Foster Company.